Exhibit 99.01

DexCom Prices an Additional $20 Million of Convertible Senior Notes and
Purchases Issuer Call Spread Options

SAN DIEGO, Calif. - - (BUSINESS WIRE) - - March 7, 2007 - - DexCom, Inc. (Nasdaq:DXCM — News) today announced the pricing of an additional $20 million aggregate principal amount of Convertible Senior Notes due 2027 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  DexCom had previously announced the pricing of $40 million aggregate principal amount of Convertible Senior Notes due 2027.  The notes are convertible into shares of common stock based on an initial conversion rate of 128.2051 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $7.80 per share.  The $20 million of additional notes were sold in connection with the exercise of the entire option that DexCom had granted the initial purchaser in connection with the previous issuance of $40 million of notes.

Interest on the notes will be paid semiannually at a rate of 4.75% per year.  The notes will be redeemable by DexCom beginning on March 20, 2010 at a price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest.  Holders of the notes may require DexCom to repurchase the notes for cash equal to 100% of the principal amount to be repurchased plus accrued and unpaid interest upon the occurrence of certain designated events, including a change of control.  In addition, DexCom will have the right to automatically convert the notes if the closing price of its common stock exceeds 150% of the conversion price for at least 20 trading days during any 30 day period. If such an automatic conversion occurs before March 15, 2010, DexCom is required to pay additional interest in cash or, at its option, in shares of its common stock.  The holders of the notes may require DexCom to repurchase the notes for cash on March 15, 2012, March 15, 2017 and March 15, 2022 at a repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

DexCom is using approximately $11.0 million of the net proceeds from the sale of the notes to purchase issuer call spread options on its common stock under which it will have the right to purchase a number of shares of common stock equal to the number of shares underlying the $60 million principal amount of the notes, at a strike price equal to the conversion price of the notes. The issuer call spread options have expiration dates that result in 25% of the call options expiring every 6 months for two years from the date of the offering. Each of the four options caps the potential benefit to DexCom at market prices ranging from $9.00 for the option expiring in six months to $18.50 for the option expiring in two years.  The company expects to use the remainder of the net proceeds of the offering for working capital and general corporate purposes.

This press release is neither an offer to sell or a solicitation of an offer to buy the notes nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.  Any offers of the notes will be made only by means of a private offering memorandum.  The notes and DexCom’s common stock issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or any applicable exemption from registration requirements.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on management’s current preliminary expectations and are subject to risks, uncertainties and assumptions, including the risk that DexCom may be unable to complete the offering.  Other information on potential risk factors that could effect DexCom, its business and its financial results are detailed in the company’s periodic filings with the Securities and Exchange Commission (SEC), including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” which can be found in DexCom’s annual report on Form 10-K for the year ended December 31, 2006 filed with the SEC on February 27, 2007.

Contact:

DexCom, Inc.
Steve Kemper, Chief Financial Officer
858-200-0200

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